UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14 (a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11 (c) or Section 240.14a-12

PIXAR

(Exact Name of Registrant as Specified in its Charter)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on August 19, 2005

To the Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of Pixar, a California corporation, will be held on Friday, August 19, 2005 at 10:00 a.m., local time, in the Wattis Theater at the San Francisco Museum of Modern Art located at 151 Third Street, San Francisco, California 94103, for the following purposes:

1. To re-elect eight directors to serve for the ensuing year or until their successors are duly elected and qualified.

2. To ratify the appointment of KPMG LLP as Pixar’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only holders of record of Pixar’s common stock at the close of business on June 20, 2005 are entitled to notice of and to vote at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, please vote as soon as possible using one of the following methods: (1) by telephone by calling the toll-free number as instructed on the enclosed proxy card, (2) by using the Internet as instructed on the enclosed proxy card or (3) by mail by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. For further details, please see the section entitled “Voting” on page two of the accompanying Proxy Statement. Any shareholder attending the Annual Meeting may vote in person even if he or she has voted using the Internet, telephone or proxy card.

By Order of the Board of Directors

/s/ SIMON T. BAX

Simon T. Bax

Executive Vice President, Chief Financial Officer and Secretary

Emeryville, California

July 11, 2005

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY (1) TELEPHONE, (2) USING THE INTERNET OR (3) COMPLETING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

PROXY STATEMENT FOR 2005 ANNUAL MEETING OF SHAREHOLDERS

i

PIXAR

PROXY STATEMENT

FOR

2005 ANNUAL MEETING OF SHAREHOLDERS

PROCEDURAL MATTERS

General

The enclosed proxy is solicited on behalf of the Board of Directors of Pixar, a California corporation, for use at Pixar’s Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Friday, August 19, 2005 at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held in the Wattis Theater at the San Francisco Museum of Modern Art located at 151 Third Street, San Francisco, California 94103. Pixar’s headquarters are located at 1200 Park Avenue, Emeryville, California 94608, and the telephone number at that location is (510) 752-3000.

This Proxy Statement and the enclosed proxy card, together with Pixar’s Annual Report on Form 10-K for the fiscal year ended January 1, 2005, were mailed on or about July 11, 2005 to all shareholders entitled to vote at the Annual Meeting.

All share amounts and stock prices related to Pixar’s Common Stock in this Proxy Statement have been adjusted to reflect the 2-for-1 stock split effected at the close of business on April 18, 2005.

Pixar’s 2004 fiscal year began on January 4, 2004 and ended on January 1, 2005. All references in this Proxy Statement to fiscal 2004 refer to the period from January 4, 2004 through January 1, 2005.

Shareholders Entitled to Vote; Record Date

Only holders of record of Pixar’s common stock, no par value (the “Common Stock”), at the close of business on June 20, 2005 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Such shareholders are entitled to cast one vote for each share of Common Stock held as of the Record Date on all matters properly submitted for the vote of shareholders at the Annual Meeting. Shareholders do not have the right to cumulate their votes in the election of directors. As of the Record Date, there were 118,558,936 shares of Pixar’s Common Stock outstanding and entitled to vote at the Annual Meeting. For information regarding security ownership by management and by the beneficial owners of more than 5% of Pixar’s Common Stock, see “Security Ownership of Certain Beneficial Owners and Management.”

Quorum; Abstentions; Broker Non-Votes

The presence of the holders of a majority of the shares of Common Stock entitled to vote generally at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Shareholders are counted as present at the Annual Meeting if they are present in person or have voted by telephone, using the Internet or properly submitting a proxy card. Pixar intends to include abstentions and broker non-votes as present or represented for purposes of establishing a quorum for the transaction of business but to exclude abstentions and broker non-votes from the calculation of shares entitled to vote. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Voting

Voting by telephone or using the Internet.    A shareholder may vote his or her shares by calling the toll-free number indicated on the enclosed proxy card and following the recorded instructions or by accessing the website indicated on the enclosed proxy card and following the instructions provided. When a shareholder votes by telephone or through the Internet, his or her vote is recorded immediately. Pixar encourages its shareholders to vote using these methods whenever possible.

Voting by proxy card.    All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the enclosed proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Pixar does not currently anticipate that any other matters will be raised at the Annual Meeting.

Voting by attending the Annual Meeting.    A shareholder may also vote his or her shares in person at the Annual Meeting. If a shareholder attends the Annual Meeting, he or she may submit his or her vote in person, and any previous votes that were submitted by the shareholder, whether by telephone, Internet or mail, will be superseded by the vote that such shareholder casts at the Annual Meeting.

Changing vote; revocability of proxies.    If a shareholder has voted by telephone, through the Internet or by returning a proxy card, such shareholder may change his or her vote before the Annual Meeting.

A shareholder who has voted by telephone or through the Internet may later change his or her vote by making a timely and valid telephone or Internet vote, as the case may be.

A shareholder may revoke any proxy given pursuant to this solicitation at any time before it is voted by (1) delivering to Pixar’s Corporate Secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy, in either case dated later than the previously submitted proxy relating to the same shares, or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not of itself revoke a proxy). Any written notice of revocation or subsequent proxy must be received by Pixar’s Corporate Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy should be hand-delivered to Pixar’s Corporate Secretary or sent to Pixar’s Corporate Secretary at 1200 Park Avenue, Emeryville, California 94608.

Solicitation

The cost of soliciting proxies will be borne by Pixar. Pixar may reimburse brokerage firms and other persons representing beneficial owners of shares for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of Pixar’s directors, officers, and regular employees, without additional compensation, personally or by telephone, telegram, letter, electronic mail or facsimile.

Deadline for Receipt of Shareholder Proposals

Any proposal of a shareholder of Pixar which is intended to be presented by such shareholder at Pixar’s Annual Meeting of Shareholders in 2006 must be received by Pixar no later than March 13, 2006, in order for such proposal to be considered for inclusion in Pixar’s proxy statement and form of proxy relating to such meeting.

The attached proxy card grants the persons named as proxies discretionary authority to vote on any matter raised at the Annual Meeting that is not included in this Proxy Statement. If a shareholder intends to present a proposal at Pixar’s Annual Meeting of Shareholders in 2006, and the shareholder does not give appropriate notice to Pixar on or before May 30, 2006, the persons named as proxies may use their discretionary voting authority to vote on the proposal.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominees

Pixar’s current Bylaws authorize a range of six to eleven directors, currently set at eight, to serve on Pixar’s Board of Directors. A board of eight directors is to be elected at the Annual Meeting, all of whom have been recommended for nomination by a majority of the independent directors of the Board of Directors and all of whom are currently serving as directors of Pixar. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Pixar’s eight nominees named below. Your proxies cannot be voted for a greater number of persons than the number of nominees named in this proxy statement.

In the event that any nominee of Pixar is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of shareholders or until a successor has been duly elected and qualified.

The name and certain information regarding each nominee are set forth below. There are no family relationships among directors or executive officers of Pixar.

Name	Age (1)	Position with Pixar
Steve Jobs	50	Chairman and Chief Executive Officer
Edwin E. Catmull	60	Director and President
Skip M. Brittenham	63	Director
Susan L. Decker	42	Director
Joseph A. Graziano	61	Director
Lawrence B. Levy	46	Director
Joe Roth	57	Director
Larry W. Sonsini	64	Director

(1)	As of July 31, 2005.

Mr. Jobs is a co-founder of Pixar and has served as Chairman since March 1991, and as Chief Executive Officer since February 1986. He has been a director of Pixar since February 1986. In addition, Mr. Jobs is currently Chief Executive Officer and a member of the Board of Directors of Apple Computer, Inc.

Dr. Catmull is a co-founder of Pixar and has served as President since January 2001. Dr. Catmull also served as Chief Technical Officer from the Company’s inception until January 2001. Previously he was Vice President of the Computer Division of Lucasfilm, Ltd., where he managed four development efforts in the areas of computer graphics, video editing, video games and digital audio. Dr. Catmull has been honored with three Scientific and Technical Engineering Awards from The Academy of Motion Picture Arts and Sciences for his work, including an Oscar®. He also won the Coons Award, which is the highest achievement in the computer graphics field, for his lifetime contributions and was awarded the animation industry’s Ub Iwerks Award. Dr. Catmull is a member of the Academy of Motion Picture Arts and Sciences and the National Academy of Engineering. Dr. Catmull earned his B.S. degrees in computer science and physics and his Ph.D. in computer science from the University of Utah.

Mr. Brittenham has served as a director of Pixar since August 1995. He is a senior partner with the entertainment law firm of Ziffren, Brittenham, Branca, Fischer, Gilbert-Lurie, Stiffelman & Cook LLP, which was founded in 1978. Mr. Brittenham currently serves on the board of, or is a trustee of numerous charitable organizations, including Conservation International, KCET, the Environmental Media Association and the Alternative Medical AIDS Foundation. Mr. Brittenham received a B.S. from the United States Air Force Academy and a J.D. from the University of California, Los Angeles.

Ms. Decker has served as a director of Pixar since June 2004. She has served as Yahoo!’s Chief Financial Officer since June 2000 and as Executive Vice President, Finance and Administration since January 2002. Prior to that, Ms. Decker also served as Yahoo!’s Senior Vice President, Finance and Administration from June 2000 to January 2002. From August 1986 to May 2000, Ms. Decker held several positions for Donaldson, Lufkin & Jenrette, including Director of Global Research from 1998 to 2000. Prior to 1998, she was a Publishing & Advertising Equity Securities Analyst for 12 years. Ms. Decker also serves as a director on the boards of Costco Wholesale and the Stanford Institute of Economic and Policy Research. Ms. Decker holds a B.S. degree from Tufts University with double majors in computer science and economics and an M.B.A. from Harvard Business School.

Mr. Graziano has served as a director of Pixar since August 1995. From June 1989 to December 1995, he was the Executive Vice President and Chief Financial Officer and a member of the Board of Directors of Apple Computer, Inc. from June 1993 until October 1995. From May 1987 to June 1989, Mr. Graziano served as Chief Financial Officer of Sun Microsystems, Inc. and from October 1981 to May 1985 as Chief Financial Officer of Apple. In addition, he has held accounting positions with various technology companies in the Silicon Valley. Mr. Graziano also serves as a director of Packeteer, Inc. Mr. Graziano received a B.S. in accounting from Merrimack College and is a certified public accountant.

Mr. Levy has served as a director of Pixar since April 1999. Mr. Levy served as Executive Vice President and Chief Financial Officer of Pixar from February 1995 to March 1999. Mr. Levy served as Secretary of Pixar from October 1995 to March 1999. From June 2000 to December 2000, Mr. Levy was President and Chief Executive Officer and a director of Shockwave.com. Prior to joining Pixar, he was Vice Chairman and Chief Financial Officer of Electronics for Imaging, Inc. (EFI), a provider of hardware products for the digital color imaging market. Prior to his tenure at EFI, he was a partner at the law firm of Wilson Sonsini Goodrich & Rosati specializing in intellectual property protection and licensing. Mr. Levy received a B.S. in business and accounting from Indiana University and a J.D. from Harvard Law School.

Mr. Roth, founder of Revolution Studios, has served as a director of Pixar since October 2000. Mr. Roth formed Revolution Studios in May 2000 to independently produce and finance films in partnership with Sony Pictures Entertainment, Starz! Entertainment Group and Fox Entertainment Group. Mr. Roth recently finished directing the drama Freedomland starring Samuel L. Jackson and Julianne Moore. In 2004 Mr. Roth directed the family comedy Christmas with the Kranks starring Tim Allen and Jamie Lee Curtis, which was based on John Grisham’s best selling novel “Skipping Christmas.” He also produced the 76th Annual Academy Awards® telecast. Prior to founding Revolution Studios, Mr. Roth served as Chairman of the Walt Disney Studios from April 1996 to January 2000, Chairman of the Walt Disney Motion Picture Group from August 1994 to April 1996, and Chairman of Twentieth Century Fox from July 1989 to November 1992. In addition, Mr. Roth ran Caravan Pictures from 1992 to 1994. Prior to his time at Twentieth Century Fox, Mr. Roth was a producer/director and co-founded Morgan Creek Pictures. Mr. Roth is a graduate of Boston University.

Mr. Sonsini has served as a director of Pixar since April 1995 and served as Secretary from April 1995 to October 1995. He has been an attorney with the law firm of Wilson Sonsini Goodrich & Rosati since 1966 and currently serves as Chairman. Mr. Sonsini also serves as a director for Echelon Corporation, LSI Logic Corporation and Silicon Valley Bancshares. Mr. Sonsini received A.B. and L.L.B. degrees from the University of California, Berkeley.

Director Independence

The Board of Directors has determined that, with the exception of Mr. Jobs and Dr. Catmull, each of its members is an “independent director” as defined by the listing standards of The Nasdaq Stock Market.

Meetings and Committees

The Board of Directors held a total of five meetings (including regularly scheduled and special meetings) during fiscal 2004 and also took certain actions by written consent. No incumbent director during the last fiscal year attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees on which he or she served. Pixar invites, but does not require, its directors to attend the Annual Meeting. Dr. Catmull attended the Annual Meeting in August 2004.

The Board of Directors of Pixar has two standing committees which were established in October 1995: an Audit Committee and a Compensation Committee.

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), consisted of Ms. Decker and Messrs. Graziano and Levy during fiscal 2004, each of whom is “independent” as such term is defined for audit committee members by the listing standards of The Nasdaq Stock Market. The Board of Directors has determined that each of Ms. Decker and Messrs. Graziano and Levy is an “audit committee financial expert,” as defined under the rules of the Securities and Exchange Commission (“SEC”). The Audit Committee is responsible for (i) recommending engagement of Pixar’s independent auditors, (ii) approving the services performed by such auditors, (iii) consulting with such auditors and reviewing with them the results of their reviews and audits, (iv) reviewing and approving any material accounting policy changes affecting Pixar’s operating results, (v) reviewing Pixar’s control procedures and personnel, and (vi) reviewing and evaluating Pixar’s accounting principles and its system of internal accounting controls. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors, which is available on Pixar’s website at http://corporate.pixar.com/governance.cfm. The Audit Committee held six meetings during fiscal 2004.

The Compensation Committee currently consists of Ms. Decker and Mr. Graziano, each of whom is “independent” as such term is defined by the listing standards of The Nasdaq Stock Market. The Compensation Committee is responsible for (i) reviewing and approving the compensation and benefits for Pixar’s officers and other employees, (ii) administering Pixar’s stock option plans and (iii) making recommendations to the Board of Directors regarding such matters. The Compensation Committee did not hold any meetings during fiscal 2004; however, it took certain actions by written consent.

Director Candidates

Although Pixar has no nominating committee or nominating committee charter, in accordance with the listing standards of The Nasdaq Stock Market, the Board of Director’s independent directors fulfill the role of a nominating committee. It is the view of the Board of Directors that it is appropriate not to have a nominating committee because of the active involvement of the independent directors in the nominating process.

The independent directors assist the Board of Directors in identifying and evaluating qualified individuals to become directors, determine the composition of the Board of Directors and its committees and monitor the process to assess Board of Director effectiveness. The consideration of any candidate for director will be based on the independent directors’ assessment of the individual’s background, experience, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board of Directors at that time. While the Board of Directors has not established specific minimum qualifications for director candidates, the independent directors believe that candidates and nominees should reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience, (4) have qualifications that will increase overall Board effectiveness, and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

The independent directors consider nominees proposed by a number of sources, including shareholders. Although Pixar has no formal policy regarding shareholder nominees, the independent directors believe that shareholder nominees should be viewed in substantially the same manner as other nominees. To recommend a prospective nominee for the independent directors’ consideration, shareholders should submit the candidate’s name and contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Pixar within the last three years and evidence of the nominating person’s ownership of Pixar Common Stock to Pixar’s Corporate Secretary in writing at the following address: 1200 Park Avenue, Emeryville, California 94608.

Communications with the Board of Directors

Pixar does not have formal procedures for shareholder communication with the Board of Directors. Any matter intended for the Board of Directors, or for any individual member or members of the Board of Directors, should be directed to Pixar’s Corporate Secretary at 1200 Park Avenue, Emeryville, California 94608, with a request to forward the same to the intended recipient. In general, all shareholder communications delivered to the Corporate Secretary for forwarding to the Board of Directors or specified directors will be forwarded in accordance with the shareholder’s instructions. However, the Corporate Secretary reserves the right not to forward to directors any abusive, threatening or otherwise inappropriate materials.

Director Compensation

Directors who are not employees of Pixar receive a fee of $1,000 for each meeting attended of the Board of Directors and a fee of $1,000 for each meeting attended of a committee of the Board of Directors if such committee meeting is not held in conjunction with a meeting of the Board of Directors. All directors are reimbursed for expenses incurred in attending such meetings. In lieu of compensation for attending each meeting, Mr. Levy receives health insurance coverage for himself and his dependants. In fiscal 2004, the value of Mr. Levy’s benefits approximated $17,000.

Non-employee directors are eligible to receive option grants pursuant to Pixar’s 2004 Equity Incentive Plan (the “2004 Plan”) which was approved by the shareholders and took effect in August 2004. The 2004 Plan provides for an automatic grant of an option to purchase 60,000 shares of Common Stock (the “First Option”) to each non-employee director who first becomes a non-employee director (other than an employee director who ceases to be an employee but remains a director) after the effective date of the 2004 Plan on the date on which such person first becomes a non-employee director. Beginning on the third anniversary of the date he or she became a non-employee director, each non-employee director will automatically be granted an option to purchase 20,000 shares of Common Stock (a “Subsequent Option”) each year on the date of such anniversary, provided he or she is then a non-employee director. Each non-employee director will be eligible to receive a Subsequent Option, regardless of whether such non-employee director was eligible to receive a First Option. First Options and each Subsequent Option will have a term of ten years. One-third of the shares subject to a First Option will vest one year after its date of grant and an additional one-third will vest at the end of each year thereafter, provided that the optionee continues to serve as a director on such dates. All of the shares subject to a Subsequent Option will vest one year after the date of the option grant, provided that the optionee continues to serve as a director on such date. The exercise prices of the First Option and each Subsequent Option will be 100% of the fair market value per share of Pixar’s Common Stock on the date of the grant of the option. Prior to the August 2004 adoption of the 2004 Plan, the non-employee directors received option grants pursuant to the 1995 Director Option Plan (the “Director Plan”), which was replaced by the 2004 Plan. The options granted to the non-employee directors pursuant to the Director Plan were made on substantially the same terms as are now made under the 2004 Plan.

The table below sets forth the options granted to Pixar’s non-employee directors in fiscal 2004:

Name	Grant Type	Number of Options Granted (#)	Exercise Price ($/SH)	Date of Grant
Skip M. Brittenham	Subsequent Option	20,000	$38.86	August 2004
Susan L. Decker	First Option	60,000	34.345	June 2004
Joseph A. Graziano	Subsequent Option	20,000	38.86	August 2004
Lawrence B. Levy	Subsequent Option	20,000	32.86	May 2004
Joe Roth	Subsequent Option	20,000	38.48	October 2004
Larry W. Sonsini	Subsequent Option	20,000	34.20	April 2004

Ms. Decker will be eligible for a Subsequent Option under the 2004 Plan on the third anniversary of the date she became a non-employee director. Messrs. Sonsini, Levy, Brittenham, Graziano and Roth are eligible for Subsequent Options each year on the anniversary of the dates they became directors.

Required Vote

The eight nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no other legal effect under California law.

Recommendation

The Board of Directors recommends that Shareholders vote “for” the election of the nominees listed above.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected KPMG LLP, an independent registered public accounting firm, to audit the financial statements of Pixar for the fiscal year ending December 31, 2005. KPMG LLP has audited Pixar’s financial statements since Pixar’s inception. A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

Required Vote

The Audit Committee of the Board of Directors has conditioned its appointment of Pixar’s independent registered public accounting firm upon the receipt of the affirmative vote of a majority of the shares represented, in person or by proxy, and voting at the Annual Meeting. In the event that the shareholders do not approve the selection of KPMG LLP, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee of the Board of Directors.

Recommendation

The Board of Directors recommends that Shareholders vote “for” the ratification of the appointment of KPMG LLP as Pixar’s Independent Registered Public Accounting Firm.

Accounting Fees

The following table sets forth the fees paid or accrued by Pixar for services provided by KPMG LLP, Pixar’s independent registered public accounting firm, for each of Pixar’s last two fiscal years:

	Fiscal Years Ended
	2003	2004
Audit Fees(1)	$238,767	$673,000
Audit-Related Fees(2)	19,563	—
Tax Fees(3)	74,390	45,009
All Other Fees(4)	—	1,350

Total:	$332,720	$719,359

(1)	These are fees for professional services performed by KPMG LLP for the January 1, 2005 audits of Pixar’s annual financial statements and management’s assessment over the effectiveness of internal controls over financial reporting and the effectiveness of internal controls over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002, review of financial statements included in Pixar’s annual report on Form 10-K and review of financial statements included in Pixar’s quarterly reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	During fiscal year 2003, amounts consisted primarily of advisory services rendered in conjunction with Pixar’s preliminary assessment of its readiness to meet the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 pertaining to internal controls over financial reporting and accounting consultations regarding accounting and financial reporting.

(3)	During fiscal 2003, amounts consisted of professional services performed by KPMG LLP with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for Pixar; refund claims; payment planning; and tax audit assistance. During fiscal 2004, amounts consisted of professional services performed by KPMG LLP with respect to tax compliance.

(4)	These fees were paid for an annual subscription to KPMG LLP’s online accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Since the May 6, 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of KPMG LLP was approved in advance by the Audit Committee, and none of those engagements made use of the de minimus exception to pre-approval contained in the SEC’s rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of Common Stock of Pixar as of June 20, 2005 for the following: (1) each person who is known by Pixar to own beneficially more than 5% of the outstanding shares of Pixar’s Common Stock; (2) each of the Named Officers (as defined in the Summary Compensation Table); (3) each of Pixar’s directors; and (4) all directors and executive officers of Pixar as a group.

Name of Beneficial Owner	Number of Shares (1)	Percent of Total (1)
Steve Jobs c/o Pixar 1200 Park Avenue Emeryville, CA 94608	60,000,002	50.61%
The TCW Group, Inc. (2) 865 South Figueroa Street Los Angeles, CA 90017	19,718,804	16.63%
Wellington Management Company (3) 75 State Street Boston, MA 02109	8,191,520	6.91%
Entities affiliated with FMR Corp. (4) 82 Devonshire Street Boston, MA 02109	6,267,498	5.29%
Simon T. Bax (5)	170,000	*
Edwin E. Catmull (6)	887,600	*
John Lasseter (7)	446,347	*
Lois Scali (5)	190,000	*
Skip M. Brittenham (5)	120,000	*
Susan L. Decker (8)	30,000	*
Joseph A. Graziano (5)	40,000	*
Lawrence B. Levy (9)	110,020	*
Joe Roth (5)	80,000	*
Larry W. Sonsini (10)	62,730	*
All directors and executive officers as a group (12 persons) (11)	62,236,699	51.93%

*	Represents less than 1% of the total.

(1)	Based on 118,558,936 shares outstanding on June 20, 2005. The number and percentage of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of June 20, 2005 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(2)	As indicated in the Schedule 13G filed by The TCW Group, Inc. pursuant to the Exchange Act on February 14, 2005.

(3)	As indicated in the Schedule 13G filed by Wellington Management Company LLP pursuant to the Exchange Act on February 14, 2005.

(4)	As indicated in the Schedule 13G filed by FMR Corp. pursuant to the Exchange Act on February 14, 2005. The following natural persons exercise dispositive power for the shares held by entities affiliated with FMR Corp.: Edward C. Johnson 3d and Abigail P. Johnson.

(5)	All such shares are subject to options that are exercisable within 60 days of June 20, 2005.

(6)	Includes 390,000 shares subject to options that are exercisable within 60 days of June 20, 2005.

(7)	Includes 53,365 shares subject to options that are exercisable within 60 days of June 20, 2005.

(8)	Includes 20,000 shares subject to options that are exercisable within 60 days of June 20, 2005.

(9)	Includes 60,000 shares subject to options that are exercisable within 60 days of June 20, 2005.

(10)	Includes 53,674 shares subject to options that are exercisable within 60 days of June 20, 2005.

(11)	Includes 1,277,039 shares subject to options that are exercisable within 60 days of June 20, 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires Pixar’s executive officers, directors and persons who own more than 10% of Pixar’s Common Stock, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC and the National Association of Securities Dealers, Inc. Such executive officers, directors and 10% shareholders are also required by SEC rules to furnish Pixar with copies of all such forms that they file.

Based solely on its review of the copies of such forms received by Pixar and written representations from certain reporting persons that no Forms 5 were required for such persons, Pixar believes that during fiscal 2004 all Section 16(a) filing requirements applicable to its executive officers, directors and 10% shareholders were complied with.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Pixar’s Compensation Committee was formed in October 1995 and currently consists of Ms. Decker and Mr. Graziano. No interlocking relationship exists between any member of Pixar’s Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Pixar.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the number of outstanding options granted to employees and directors, as well as the number of securities remaining available for future issuance, under Pixar’s compensation plans as of January 1, 2005.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	16,203,366	$20.66	6,059,632	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	16,203,366	$20.66	6,059,632	(1)

(1)	Includes 3,505,576 shares that were added to the shares reserved for issuance on January 1, 2005 pursuant to an evergreen formula. Pixar’s 2004 Plan incorporates an evergreen formula pursuant to which on January 1 of each year (beginning January 1, 2005 and ending January 1, 2014) the aggregate number of shares reserved for issuance under the 2004 Plan will increase by a number of shares equal to the lesser of (i) 3% of the outstanding shares on the immediately preceding date or (ii) an amount determined by the Board.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The following table shows, as to the Chief Executive Officer and each of the four most highly compensated executive officers whose salary plus bonus exceeded $100,000 during the last fiscal year (the “Named Officers”), information concerning compensation paid for services to Pixar in all capacities during the last three fiscal years.

	Year	Annual Compensation				Long Term Compensation Awards	All Other Compensation (2)
Securities Underlying Options
Name and Principal Position		Salary(1)	Bonus
Steve Jobs Chairman, Chief Executive Officer	2004 2003 2002	$52 53 52	$	— — —		— — —	$	— — —

Edwin E. Catmull President	2004 2003 2002	545,019 530,012 521,950		— 120,003 43,334		— — —		1,850 2,150 2,000

Simon T. Bax(3) Executive Vice President, Chief Financial Officer	2004 2003 2002	310,583 — —		200,000 — —	(4)	800,000 — —		2,000 — —

John Lasseter Executive Vice President, Creative	2004 2003 2002	2,862,307 2,776,988 2,595,542		— — —		— — —		675 3,325 2,000

Lois Scali(5) Executive Vice President, General Counsel	2004 2003 2002	458,246 347,131 —		— 207,217 —	(4)	— 600,000 —		1,790 2,210 —

(1)	For fiscal 2004 and 2002, amounts shown represent 52 weeks of salary. For fiscal 2003, amounts shown represent 53 weeks of salary.

(2)	This amount consists of employer-matching contributions under the Company’s 401(k) Plan. Fiscal 2004 and 2002 were 52-week years, while fiscal 2003 was a 53-week year.

(3)	Mr. Bax joined Pixar in May 2004.

(4)	Includes a signing bonus of $200,000.

(5)	Ms. Scali joined Pixar in March 2003.

Option Grants in Last Fiscal Year

The following table sets forth, for each of the Named Officers, the stock options granted under Pixar’s stock option plans during fiscal 2004.

Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Fiscal Year (1)	Exercise Price ($/SH)	Expiration Date (2)	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
						5%	10%
Steve Jobs	—		—	$—	—	$—	$—
Edwin E. Catmull	—		—	—	—	—	—
Simon T. Bax	800,000	(4)	33.14%	34.135	05/03/14	17,173,854	43,521,919
John Lasseter	—		—	—	—	—	—
Lois Scali	—		—	—	—	—	—

(1)	Pixar granted options to purchase 2,413,800 shares of Common Stock to employees in fiscal 2004.

(2)	Options may terminate before their expiration upon the termination of optionee’s status as an employee or consultant, the optionee’s death or an acquisition of Pixar.

(3)	The 5% and 10% assumed rates of appreciation are provided in accordance with rules of the SEC and do not represent Pixar’s estimates or projections of future Common Stock price growth. This table does not take into account any appreciation in the price of the Common Stock from the date of grant to date.

(4)	This option is a non-statutory stock option granted under the 1995 Stock Plan. It has an exercise price equal to the fair market value on the date of grant and vests over a four-year period at the rate of one-fourth at the end of each year from the vesting start date.

Option Exercises and Holdings

The following table sets forth, for each of the Named Officers, certain information concerning stock options exercised during fiscal 2004, and the number of shares subject to both exercisable and unexercisable stock options as of January 1, 2005. Also reported are values for “in-the-money” options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of Pixar’s Common Stock as of January 1, 2005.

Name	Number of Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options At Fiscal Year End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Steve Jobs	—	$—	—	—	$—	$—
Edwin E. Catmull	310,000	6,797,250	290,000	250,000	8,570,950	7,388,750
Simon T. Bax	—	—	—	800,000	—	6,936,000
John Lasseter	640,000	13,943,731	130,026	1,199,974	3,842,918	35,465,232
Lois Scali	50,000	863,350	100,000	450,000	1,771,000	7,969,500

(1)	Market value of underlying securities based on the closing price of Pixar’s Common Stock on December 31, 2004 (the last trading day of fiscal 2004) on the Nasdaq National Market of $42.805 minus the exercise price.

Employment Agreements

In March 2001, Pixar entered into an employment agreement with John Lasseter (the “Employment Agreement”), which has a term of 10 years. The Employment Agreement supersedes Pixar’s prior employment agreement with Mr. Lasseter, which was entered into in February 1997. Pursuant to the Employment Agreement, Mr. Lasseter received a signing bonus of $5,000,000, of which $60,000 was paid to a third party. The Employment Agreement provided for an initial annual salary of $2,500,000 with 5% annual increases. In connection with the Employment Agreement, Mr. Lasseter was previously granted an option to purchase 2,000,000 shares of Pixar Common Stock at the fair market value on the date of such grant. The option vests on an equal monthly basis over the ten-year term of the agreement, except for options that vest on the last month will vest on the penultimate month of this ten-year period. Under the Employment Agreement, Mr. Lasseter will direct three Feature Films (a Feature Film is defined as a feature-length animated motion picture) and he has the option to direct certain sequels to Feature Films he has directed if Pixar elects to produce such sequels within 12 years of the initial release of the applicable Feature Film. In addition, at Pixar’s request, Mr. Lasseter will provide writing services and supervisory services to create stories, treatments and screenplays for Feature Films, and Mr. Lasseter will also provide executive producing services on Feature Films, made-for-home videos and short-subject motion pictures that Mr. Lasseter does not direct. During the term of the Employment Agreement, Mr. Lasseter is prohibited from accepting other employment and from becoming financially interested or associated with any entity engaged in a related or competitive business. Pixar can terminate the Employment Agreement at any time for any reason. If Pixar terminates Mr. Lasseter’s employment without cause, Pixar must

(1) pay an amount equal to 75% of the balance of the salary Mr. Lasseter would have earned through the remainder of the term of the Employment Agreement and (2) accelerate the unvested portion of Mr. Lasseter’s option so that the option would be exercisable in full. In addition, Mr. Lasseter would be able to accept employment with any third party. In the event of a “change of control,” as defined in the Employment Agreement, Pixar must accelerate the unvested portion of Mr. Lasseter’s option so that the option would be exercisable in full, and Pixar may be required to pay Mr. Lasseter certain payments described in the Employment Agreement.

CERTAIN TRANSACTIONS

Pixar has engaged the law firm of Ziffren, Brittenham, Branca, Fischer, Gilbert-Lurie, Stiffelman & Cook (“Ziffren”) to handle certain matters. Skip M. Brittenham, a director of Pixar, is a senior partner of the firm. Pixar has also engaged the law firm of Wilson Sonsini Goodrich & Rosati (“WSGR”) to handle certain legal matters. Larry W. Sonsini, a director of Pixar, is Chairman of WSGR. Pixar also has obligations to pay portions of any revenue derived from each feature film produced under the Co-Production Agreement to Ziffren in consideration for services rendered. Payments by Pixar to each of Ziffren and WSGR did not exceed five percent of either law firm’s respective gross revenues in the last fiscal year of either such firm.

In June 2003, Pixar entered into a Reimbursement Agreement with its Chief Executive Officer, Steve Jobs, for the reimbursement of expenses incurred by Mr. Jobs in the operation of his private plane when used for Pixar business. No such expenses were incurred during fiscal 2004.

Pixar believes that all of the transactions set forth above were made on terms no less favorable to Pixar than could have been obtained from unaffiliated third parties.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The primary role of the Audit Committee is to provide oversight and monitoring of Pixar’s management and the independent registered public accounting firm and their activities with respect to Pixar’s financial reporting process. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with KPMG LLP and management;

•	discussed with KPMG LLP, its independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect; and

•	received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and has discussed with KPMG LLP their independence.

Based upon the review and discussions described in this Report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Pixar’s Annual Report on Form 10-K for the year ended January 1, 2005.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Susan L. Decker

Joseph A. Graziano

Lawrence B. Levy

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee of the Board of Directors (the “Committee”) was formed in October 1995 and is responsible for reviewing the compensation and benefits for Pixar’s executive officers, as well as supervising and making recommendations to the Board of Directors on compensation matters generally. The Committee also administers Pixar’s stock option plans and makes grants to executive officers under the 2004 Equity Incentive Plan.

Compensation Philosophy

The Committee’s compensation philosophy is to provide cash and equity incentives to Pixar’s executive officers and other employees to attract personnel of the highest caliber in order to maintain Pixar’s competitive position. The goals of the Committee are to:

•	attract, retain and motivate highly qualified executive officers and employees who contribute to the long-term success of Pixar;

•	align the compensation of executive officers with business objectives and performance; and

•	align incentives for executive officers with the interests of shareholders in maximizing value.

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million to the Named Officers. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, Pixar has not adopted a policy that all compensation must be deductible.

Elements of Compensation

The compensation for executive officers is based on two elements: Base Compensation and Long-Term Incentive Compensation.

Base Compensation is determined on the basis of the level of responsibility, expertise and experience of the executive officer, taking into account competitive conditions in the industry. Mr. Lasseter is compensated pursuant to an employment agreement. See “Executive Officer Compensation—Employment Agreements.” The compensation of the other executive officers, except for the Chief Executive Officer who received $52.00 in fiscal 2004, is reviewed annually by the Committee and increased on the basis of performance, Pixar’s financial results for the previous year and competitive conditions.

Long-Term Incentive Compensation is provided through grants of stock options pursuant to Pixar’s 2004 Equity Incentive Plan. Ownership of Pixar’s Common Stock is a key element of executive compensation and is intended to provide additional incentives to the executive officers to maximize shareholder value. Executive officers and other employees of Pixar are eligible to participate in the 2004 Equity Incentive Plan. The 2004 Equity Incentive Plan permits the Board of Directors or the Committee to grant stock options to employees on such terms as the Board of Directors or the Committee may determine. In determining the size of a stock option grant to a new executive officer or other employee, the Committee takes into account equity participation by comparable employees within Pixar, external competitive circumstances and other relevant factors. Additional options may be granted to current executive officers and employees to reward exceptional performance or to provide additional unvested equity incentives. These options typically vest over a four-year period and thus require the employee’s continuing service to Pixar. The Committee believes that such stock plans align the interests of the employees with the long-term interests of the shareholders.

Compensation of the Chief Executive Officer

Pixar’s Chief Executive Officer received $52.00 in compensation for his services in fiscal 2004.

THE BOARD OF DIRECTORS

Steve Jobs

Edwin E. Catmull

Skip M. Brittenham

Susan L. Decker

Joseph A. Graziano

Lawrence B. Levy

Joe Roth

Larry W. Sonsini

PIXAR STOCK PRICE PERFORMANCE GRAPH

The following graph shows a 65 month comparison of Pixar’s cumulative total shareholder return with those of the Nasdaq Stock Market Index-U.S., the Standard & Poor’s Movies and Entertainment Index and the Standard & Poor’s Information Technology Index. The graph assumes that $100 was invested on December 31, 1999 in (i) Pixar’s Common Stock and (ii) in each of the indices as noted below, including reinvestment of dividends. No dividends have been paid or declared on Pixar’s Common Stock. Note that historic stock price performance is not necessarily indicative of future stock price performance.

OTHER MATTERS

Pixar knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as Pixar may recommend.

It is important that your shares be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or using the Internet as instructed on the enclosed proxy card or by executing and returning, at your earliest convenience, the accompanying proxy in the enclosed, postage-prepaid envelope.

THE BOARD OF DIRECTORS

Emeryville, California

July 11, 2005

San Francisco Museum of Modern Art

151 Third Street (between Mission and Howard Streets)

San Francisco, CA 94103-3159

Annex A

DETACH HERE ZPIX72

PROXY

PIXAR

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of PIXAR, a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated July 11, 2005, and hereby appoints Steve Jobs and Simon Bax, and each of them, proxies, with full power of substitution, to represent the undersigned and to vote as designated on the reverse side, all shares of Common Stock of PIXAR that the undersigned is entitled to vote at the Annual Meeting of Shareholders of PIXAR to be held on August 19, 2005 at 10:00 a.m., local time, in the Wattis Theater at the San Francisco Museum of Modern Art located at 151 Third Street, San Francisco, California 94103, and at any adjournment thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSALS ON THE REVERSE SIDE HEREOF AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE PROXIES DEEM ADVISABLE.

SEE REVERSE SIDE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE

PIXAR

C/O COMPUTERSHARE P.O. BOX 8694 EDISON, NJ 08818-8694

RECEIVE FUTURE PROXY MATERIALS ELECTRONICALLY. Receiving shareholder material electronically reduces mailing and printing costs and is better for the environment. Would you like to receive future proxy materials electronically? If so, go to http://www.econsent.com/pixr and follow the instructions provided. Shareholders who elect this option will be notified each year by e-mail how to access the proxy materials and how to vote their shares on the Internet.

You may access Pixar’s 2004 Annual Report and Proxy Statement at http://corporate.pixar.com/edgar.cfrn?DocType=&Year=2005

Your vote is important. Please vote immediately.

Vote-by-Internet

Vote-by-Telephone

Log on to the Internet and go to http://www.eproxyvote.com/pixr

OR

Call toll-free

1-877-PRX-VOTE (1-877-779-8683)

If you vote over the Internet or by telephone, please do not mail your card.

Vote by Mail Complete, sign, date and return the Proxy Card attached below in the enclosed envelope.

DETACH HERE

ZPIX71

Please mark votes as in this example.

#PIX

A vote FOR the following proposals is recommended by the Board of Directors.

1. Election of eight Directors.

Nominees: (01) Steve Jobs, (02) Edwin E. Catmull,

(03) Skip M. Brittenham, (04) Susan L. Decker, (05) Joseph A. Graziano, (06) Lawrence B. Levy, (07) Joe Roth and (08) Larry W. Sonsini

WITHHELD FROM ALL NOMINEES

FOR

ALL

NOMINEES

2. Proposal to ratify the appointment of KPMG LLP as Pixar’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

FOR

AGAINST ABSTAIN

For all nominees except as noted above

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

We hope you will be able to attend the meeting in person, and you are j cordially invited to attend. If you expect to attend the meeting, please mark the box at right then return your proxy.

Please sign exactly as your name appears on your stock certificate. If the stock is held by joint tenants or as community property, both should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should give their full titles.

Signature:

Date:

Signature:

Date: